Exhibit A(6)(b)

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

AXIO GROUP LLC

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

AXIO GROUP LLC

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into as of this 14th day of March, 2018, by and among the undersigned and provides as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings: to time.

1.1          "Act" means the Delaware Limited Liability Company Act, as amended from time

1.2       "Additional Capital Contribution" means an additional Capital Contribution required to be made by the Class A Members under Section 8.3 or 8.4.

1.3       "Affiliate" of a Person means: (i) a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person; (ii) any spouse or child of a Person described in (i); and (iii) any trust or other entity established for the benefit of any of the Persons described in (i) or (ii); and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee, executor, or otherwise.

1.4       "Agreement" means this Third Amended and Restated Operating Agreement, as may be further amended, modified or supplemented from time to time.

1.5       "Articles of Organization" means the Articles of Organization of the Company, as amended in accordance with the Act.

1.6       "Axio Financial" means Axio Financial LLC, f/k/a/ Scura Paley Securities LLC, a Delaware limited liability company, of which the Company is the sole member.

1.7       "Board" or "Board of Managers" has the meaning set forth in Section 4.1.

1.8       "Capital Account," as further described in Article 9, means an account maintained by the Company for each Member which is equal to such Member's Initial Capital Contribution increased by any Additional Capital Contributions and, in accordance with Section 11, such Member's share of Company profits, income, and gains and decreased by Distributions and such Member's share of Company losses, expenses, and deductions.

1.9       "Capital Contribution" shall mean the amount of cash or property contributed to the Company by a Member from time to time.

1.10       "Capital Event" shall mean any of the following transactions: (a) sale, exchange or other disposition of all, or substantially all, of the Company's assets, whether or not as part of a single transaction or plan; (b) a merger of the Company with or into any other business or entity, after which the Company is not the surviving entity; (c) any sale or other capital transaction after which the Class A Members collectively do not own at least fifty percent (50%) of the aggregate Membership Interests.

1.11       "Class A Interest" means a Class A Membership Interest, with the rights and obligations as set forth herein.

1.12       "Class A Member" means a Member who is a holder of a Class A Interest.

1.13       "Class B Interest" means a Class B Membership Interest, with the rights and obligations as set forth herein.

1.14       "Class B Member" means a Member who is a holder of a Class B Interest.

1.15       "Closing Date" has the meaning set forth in Section 14 .4(c).

1.16       "Code" means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

1.17       "Company" means Axio Group LLC, a Delaware limited liability company.

1.18       "Competitive Activity" means any activities on behalf or in support of any person or entity that is in competition with the Company's business activities, whether as owner, member, shareholder, lender, investor, consultant, officer or employee.

1.19       "Disability" has the meaning set forth in Section 14.4(e).

1.20       "Distributions" means distributions of Division Axio Net Revenues in the Division Axio Operating Account to the Division Axio Members, and distributions of Division Scura Net Revenues in the Division Scura Operating Account to the Division Scura Member, respectively, in each in accordance with the provisions of this Agreement.

1.21       "Division" means Division Axio and Division Scura, individually or together, as the context requires.

1.22       "Division Axio" means the business activities of Axio Financial originated by the Division Axio Members.

1.23       "Division Axio Distributions" means Distributions to the Division Axio Members.

1.24       "Division Axio Members" means all Members excluding the Division Scura Member.

1.25       "Division Axio Operating Account" means a bank account to be opened and maintained by the Company, for which sole signing authority shall be the Division Axio Members or any designee authorized in writing by the Division Axio Members.

1.26       "Division Axio Net Revenues" means the revenues of Axio Financial generated by Division Axio, net of expenses, and distributed to the Company from Axio Financial from time to time.

1.27       "Division Members" means the Members of Division Axio and Division Scura, individually or collectively, as the context requires.

1.28       "Division Operating Account" means the Division Axio Operating Account and the Division Scura Operating Account, individually or together, as the context requires.

1.29       "Division Scura" means the business activities of Axio Financial originated by the Division Scura Member, under the d/b/a "Scura Partners".

1.30       "Division Scura Distributions" means Distributions to the Division Scura Member.

1.31       "Division Scura Member" means Paul V. Scura.

1.32       "Division Scura Operating Account" means a bank account to be opened and maintained by the Company, for which sole signing authority shall be the Division Scura Member or any designee authorized in writing by the Division Scura Member.

1.33       "Division Scura Net Revenues" means the revenues of Axio Financial generated by Division Scura, net of expenses, and distributed to the Company from Axio Financial from time to time.

1.34       "Guaranty" has the meaning set forth in Section 8.4.

1.35       "Initial Capital Contribution" means the initial Capital Contribution of a Member as set forth on Schedule A.

1.36       "Manager" has the meaning set forth in Section 4.1.

1.37       "Member" means the undersigned and any other Person who hereafter becomes an additional or substituted Member of the Company, for as long as each such Person continues to be a Member of the Company, and "Members" means the Persons who are at any one time Members of the Company.

1.38       "Membership Interest" or "Interest" means the ownership interest of a Member in the Company at any particular time, expressed as a percentage, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. Initially, the Membership Interest of each Member shall be the Membership Interest set forth on Schedule A. Any changes in the Membership Interests of the Members shall be evidenced by an amendment to Schedule A. Unless otherwise provided herein, "Membership Interest" or "Interest" means all of the outstanding Class A Interests and Class B Interests, individually or collectively, as the context may require.

1.39       "Officer" has the meaning set forth in Section 4.4.

1.40       "Outside Date" means the date that is five (5) years from the date of this Agreement.

1.41       "Person" means an individual, a general partnership, a limited partnership, a limited liability partnership, a trust, an estate, an association, a corporation, a limited liability company, or any other legal or commercial entity.

1.42       "Section" means a Section or Sections (as the context requires) of this Agreement.

1.43       "Separating Member", "Separating Class A Member" and "Separating Class B Member" have the respective meanings set forth in Section 14.4(c).

1.44       "Separation Event" has the meaning set forth in Section 14.4 (c).

1.45       "Separation Event Date" has the meaning set forth in Section 14.4 (c).

1.46       "Separation Note" means a promissory note issued by the Company in the principal amount of the Separating Member's Capital Account on the following terms: (i) such promissory note shall accrue simple interest on the principal amount thereof at the Prime Rate plus 2.0% commencing from the Separation Event Date; (ii) such promissory note shall be payable in full (including accrued but unpaid interest thereon) on the date which is two (2) years from the Separation Event Date; (iii) the Company may prepay such promissory note, in whole or in part, at any time without penalty; (iv) such promissory note shall be accelerated upon dissolution without reconstitution of the Company; and (v) the holder of such promissory note shall have no recourse against any Member individually for deficiencies thereon, but shall look solely to the assets of the Company.

1.47       "Supermajority" means the Class A Member, if there is then only one (1); and at least thirty-three percent (33%) of the aggregate Class A Membership Interests, if there is then more than one (I) Class A Member.

1.48       "Tax Distributions" has the meaning set forth in Section 11.1.

1.49       "Transfer" has the meaning set forth in Section 14.l(a).

SECTION 2

FORMATION OF LIMITED LIABILITY COMPANY

2.1       Formation. On June 1, 2001, a Certificate of Formation creating the Company as a Delaware limited liability company was filed with the Secretary of State of Delaware in accordance with and pursuant to the Act. Promptly after the execution of this Agreement, the Company shall file with the Secretary of State of Delaware an Amendment to the Certificate of Formation to reflect the Company's change of name from "Scura Paley & Company LLC" to "Axio Group LLC". Except as otherwise expressly provided herein or in the Company's Certificate of Formation, the rights and liabilities of the Members shall be as provided in the Act.

2.2       Name. The business of the Company shall be conducted under the name "Axio Group LLC" or such other name as the Board shall hereafter designate upon the vote or consent of a Supermajority.

2.3       Principal Office. The principal office and principal place of business of the Company shall be 489 Fifth Avenue, I 5th Floor, New York, NY I 0017, or at such other place as the Board may designate. The Company may have other offices at any place or places as may be determined by the Board.

2.4       Foreign Qualification. The Board shall comply with the requirements to qualify the Company as a foreign limited liability company in any jurisdiction where such qualification is necessary because of the conduct of its business.

2.5       Registered Agent and Office. The Company shall at all times maintain a registered office and a registered agent as required under the Act which shall be the office and agent as stated in the Certificate of Formation or as otherwise may be determined from time to time by the Board. The initial registered agent of the Company, who is a resident of Delaware, is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware

2.6       Purpose. The purpose of the Company shall be to own a subsidiary general brokerage and investment business and to engage in any other lawful business for which limited liability companies may be registered under the Act, as approved by the Board.

2.7       Term. The Company shall continue indefinitely unless terminated in accordance with this Agreement.

SECTION 3

MEMBERS

3.1       Powers and Duties of Members. The Members in their capacity as Members shall not participate in the business affairs of the Company, transact any business on behalf of the Company, or have any power or authority to bind or obligate the Company. Without limiting the provisions of Section 4, the Members shall be entitled to vote on those matters requiring Member approval set forth in this Agreement (if any) or under the Act.

3.2       Action by Members. Any action to be taken by the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the requisite Membership Interests for such an action.

3.3       Liability of Members. The Members shall have no individual liability whatsoever, whether to the Company, to any of the other Members or to the creditors of the Company, for the debts of the Company or any of its losses or liabilities.

3.4       Meetings of the Members.

(a)       Meetings of the Members may be called by the Board or any Member holding not less than 20% of the Membership Interests. The Board shall notify the Members within five days after receipt of such written request of the time and place in New York, New York, or other location designated by the Board, of the meeting and the nature of the business to be transacted. The meeting shall be held no less than five days nor more than IO days following the mailing of the notice, as stated in that notice, or as otherwise provided in this Agreement.

(b)       In any matter described in this Agreement on which a Member is entitled to grant (or deny) its consent or cast its vote, it may accomplish the same by attending any meeting convened for the Members, it may grant to any person a special or general power of attorney to vote for it at any such meeting, or it may grant (or deny) its consent in writing. Said written consent may be utilized at any duly held meeting of the Members or it may be utilized in obtaining approval or denial by the Members. The Board will endeavor in good faith to have all Members participate, but all Class A Members shall constitute a quorum. A Member may participate through any means by which he can hear, and be heard by, the other participants. The Members may also act through unanimous written consent of the Members.

(c)       In any matter described in this Agreement on which a Member is entitled to grant (or deny) its consent or cast its vote, in lieu of a meeting a written ballot may be requested of the Members by the Board. The ballot must be delivered to each Member entitled to vote or exercise consent in the manner provided for notices hereunder not less than five and not more than IO days before the date on which any action or inaction on which the ballot is to be taken is to be effective. Ballots not actually received by the Company on or before the date specified in the ballot or the accompanying notice of meeting, if any, are invalid. The ballot must be accompanied, or preceded by not more than five days, by a written disclosure of all material facts affecting the Members' decision to approve, or withhold approval from, the matter under consideration.

(d)       If a vote of the Members is taken pursuant to this Agreement for any reason, each Member shall have the right to a vote in proportion to its Membership Interest divided by the Membership Interests held by all the Members

(e)       No Member shall have any dissenter's rights or appraisal rights, except and solely to the extent as may be provided in the Act.

SECTION 4

POWERS AND DUTIES OF BOARD OF MANAGERS; OFFICERS

4.1       Management of Company; Approval of the Board. (a) The business and affairs of the Company shall be managed by its Board of Managers (the "Board" and each member of the Board, a "Manager"). The Board shall direct, manage, and control the business of the Company to the best of its ability and shall have full and complete authority, power, and discretion, subject to Section 3.1, to make any and all decisions, and to do any and all things which the Board deems necessary or desirable for that purpose. Each Manager shall devote such of his time to the Company's business as he may, in his sole discretion, deem to be necessary to conduct said business.

(b)       Except as otherwise expressly provided herein, the vote or consent of a Supermajority shall be required for the Board to take any action or make any determination. For purposes of this Agreement, such vote or consent shall be in writing prior to the taking of any action; provided, that such writing may be: (i) in the form of one or more email messages; and (ii) if necessary or expedient, memorialized promptly after the taking of such action, as a ratification thereof. Unless otherwise required to act under this Agreement or the Act, any action or determination by the Board shall be made in the sole and absolute discretion of the Board.

(c)       Without limiting the foregoing subsection (b), the following matters shall require the vote or consent of a Supermajority:

a)	A Capital Event;

b)	Any decision by the Company related to Axio Financial or to incur capital expenses, make capital expenditures or adopt a budget;

c)	The dissolution or liquidation of the Company; and

d)	The admission of new Members.

4.2       Number, Tenure and Qualifications. The Board shall consist of all Class A Members, who shall serve on the Board in their individual capacity as Manager. Each Manager shall serve until his death, Disability, withdrawal or termination from the Company. In the event of a Manager's death, resignation or removal by judicial order or decree, a successor Manager shall be appointed by the vote or consent of a majority of the Class A Membership Interests.

4.3       Liability of Managers. The Managers shall have no individual liability whatsoever in their capacities as Managers, whether to the Company, to any of its Members or to the creditors of the Company, for the debts of the Company or any of its losses or liabilities, except to the extent specifically set forth in the Act.

4.4       Officers. The Officers of the Company shall consist of the Chief Executive Officer, the President, the Chief Operating Officer, and, if designated by the Board, a Treasurer, Secretary, and one or more Vice Presidents (each, an "Officer" and, collectively, the "Officers"). All Officers shall hold office until their successors are elected pursuant to Section 4.4(e). Any two or more offices may be held by the same person, as the Board may determine. The Officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Board.

(a)       Chief Executive Officer and President. The Chief Executive Officer of the Company shall oversee the operations of the Company, have primary responsibility for the implementation of policies of the Board, and shall have authority over the general management and direction of the business and operations of the Company and its divisions, if any, subject only to the ultimate authority of the Board. The President shall conduct the day to day operations of the Company and shall have primary responsibility for business development. The Chief Executive Officer shall preside at all meetings of the Members and the Board. The President may sign and execute in the name of the Company certificates evidencing Membership Interests, deeds, mortgages, bonds, contracts, or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board or by this Agreement exclusively to some other Officer or agent of the Company, or shall be required by law otherwise to be signed or perform all duties customarily incident to those respective offices and such other duties as from time to time may be assigned to them by the Board. Marc L. Paley shall be the initial Chief Executive Officer.

(b)       Vice President. The Vice President shall have such title and powers and duties as may from time to time be assigned to him by the Board. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board, except where the signing and execution of such documents shall be expressly delegated by the Board exclusively to some other Officer or agent of the Company or shall be required by law or otherwise to be signed or executed by some other Officer or agent.

(c)       Secretary. The Secretary shall act as secretary of all meetings of the Board and all meetings of the Members of the Company. When requested, he shall also act as secretary of the meetings of the committees of the Board. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices required to be given by the Company are duly given and served; shall have custody of all deeds, leases, contracts and other important Company documents; shall have charge of the books, records and papers of the Company relating to its organization and management as a Company; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform such other duties as from time to time may be assigned to him by the Board. Fred Lucier shall be the initial Secretary of the Company.

(d)       Treasurer. The Treasurer shall be the Chief Financial Officer of the Company and shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Board. The Treasurer shall be responsible (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns required by law; (d) for financial and accounting matters; and (e) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board. The Treasurer may sign and execute in the name of the Company certificates evidencing Interests, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board or by this Agreement exclusively to some other Officer or agent of the Company or shall be required by law or otherwise to be signed or executed. Marc L. Paley shall be the initial Treasurer of the Company.

(e)       Removal of Officers; Vacancies. Any Officer of the Company may be removed summarily with or without cause, at any time, by the affirmative vote or consent of the Board. Vacancies, including a vacancy caused by the death, disability, resignation, or removal of any Officer, may be filled by the Board.

(f)       Compensation of Officers. The compensation of the Officers of the Company and all policies pertaining thereto shall be established by the Board on an annual basis.

4.5       Meetings of the Board.

a)       Meetings of the Board of Managers shall be called at places within or without the State of New York and at times fixed by resolution of the Board, or upon call of a Manager. Managers may participate in a meeting of the Board by, and the Board may conduct meetings through the use of, any means of communication whereby all persons participating in the meeting can simultaneously hear each other, and participation at such meetings shall constitute presence in person at such meeting. A written record shall be made of any action taken at a meeting conducted by such means of communication.

b)       The Secretary or any Manager performing the Secretary's duties shall give not less than 48 hours' notice of all meetings of the Board, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all the Managers are present, or those not present waive notice as provided in Section 4.5(d). Notice of special meetings of the Board shall state the purpose of any such meeting. Notice of regularly scheduled meetings of the Board need not state the purpose of the meeting.

c)       Any action which may be taken at a meeting of the Board may be taken without a meeting if one or more consents in writing, setting forth the actions that are taken, is signed either before or after such action by all of the Managers and delivered to the Secretary or other Manager performing the Secretary's duties for inclusion in the Company's records. Such actions shall be effective when the last consenting Manager signs the consent, unless the consent specifies a different effective date, in which case the action taken shall be effective on the date specified therein, provided the consent states the date of execution by each consenting Manager. Any such consent shall have the same force and effect as a vote of the Managers at a meeting thereof.

d)       A Manager may waive any notice required by this Agreement before or after the date and time stated in the notice, and such waiver shall be equivalent to the giving of such notice. Except as provided in the next sentence hereof, the waiver shall be in writing, signed by the Manager entitled to the notice, and filed with the Company records. A Manager's attendance at or participation in a meeting waives any required notice to him of the meeting unless the Manager at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or consent to action taken at the meeting.

4.6       Compensation and Reimbursement of Manager'.

a)       Each Manager may (but shall not be entitled to) receive such compensation for services rendered to the Company in his capacity as a Manager as may be determined by the Board Subject only to subsection (b) below, no Manager shall be entitled to any compensation in his capacity as a Manager except as so approved by the Board. If the Company shall employ any entity controlling, controlled by, under common control with, or otherwise affiliated with a Manager, then that person or entity shall have the right to contract and otherwise deal with the Company in connection with its business and assets. Each Manager agrees that, if he or his Affiliates do provide such services, the same will be provided at rates no higher than and on terms at least as favorable to the Company as would be obtainable in an arms-length transaction.

b)       Upon prior approval of the Board, each Manager or Member shall be entitled to receive reimbursement from the Company for all properly documented reasonable expenses incurred by him in connection with Company business. If the Manager or Member did not obtain prior Board approval for reasonable expenses incurred by him in connection with Company business, then such expenses shall be deemed a Capital Contribution to the Company solely for tax purposes and the Manager or Member's K-1 statement for the applicable tax year will reflect the same. For purposes of clarification, no such deemed Capital Contribution shall be treated or characterized as an Additional Capital Contribution.

SECTION 5

ACTIVITIES OF MEMBERS AND MANAGERS

Subject to the terms of any other agreement between the Company and any of the Members, any of the Members may engage in or possess an interest in other business ventures of every nature and description, and neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such other business ventures or to the income or profits derived therefrom; provided, however, no Member may engage in any such activities that are or may reasonably be expected to be in competition with the Company's business or that of Axio Financial, whether directly or indirectly, and whether such Member acts or intends to act independently or with others.

In addition, any new investment or merchant banking activities initiated or materially assisted by a Member, on or after the date he or she became a Member, must be undertaken through the Company or be waived by unanimous consent of the Board.

SECTION 6

INDEMNIFICATION

The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, Manager, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person in connection with such action, suit or proceeding, if such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Members acknowledge and agree that they are specifically excluded as Members from indemnification obligations under this Section 6. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that such Person's conduct was unlawful.

The Company shall indemnify any Person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such Person has been adjudged to have been liable to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Any indemnification under the first two paragraphs of this Section 6 (unless ordered by a court) shall be made by the Company only as authorized in the specific case, on a determination that indemnification of the Person is proper in the circumstances because he has met the applicable standard of conduct set forth in the said two paragraphs. Such determination shall be made by the unanimous vote or consent of the non-interested Class A Members. For purposes of clarification, "interested" in the foregoing sentence means that the indemnification determination at issue concerns the Class A Member, his relative (by blood or marriage) or business associate. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding on receipt of an undertaking by or on behalf of the Person seeking indemnification to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

The indemnification and advancement of expenses provided by or granted under this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement, the vote of non-interested Members or non-interested Managers, or otherwise.

The Company shall have power to purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section.

The indemnification and advancement of expenses provided by or granted under this Section shall continue as to a Person who has ceased to be a Member, Manager, officer, employee, or agent and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of that Person.

SECTION 7

INSURANCE; FIDELITY AND SURETY BONDING

The Company shall carry and maintain in force insurance and fidelity and surety bonds in amounts and coverage as is customarily carried by enterprises with similar assets and business, as determined by the Board and as may be required by applicable law and the rules of any self- regulatory organization of which the Company is a member.

SECTION 8

MEMBER'S INTERESTS AND CAPITAL

8.1       Membership Interests. The Company shall have two classes of Membership Interest, Class A Interests and Class B Interests, with the respective rights, preferences and obligations as provided in this Agreement. Except as otherwise expressly provided in this Agreement, the Class A Interests and Class B Interests shall have identical rights and obligations as Membership Interests. Each Member's Membership Interest in the Company is set forth opposite such Member's name on Schedule A. The Class B Interests shall have no voting rights under any circumstances.

8.2       Initial Capital. Each of the Members has agreed to contribute to the Company the amount indicated on Schedule A. Such contributions are hereby designated as Initial Capital Contributions to the Company, and upon receipt will be credited to the Capital Accounts of the Members. No Member shall be entitled to interest on or return of any Initial Capital Contributions, except to the extent expressly provided herein and only pursuant to a Distribution authorized pursuant to Section 11.

8.3       Additional Capital Contributions. Upon the vote or consent of a Supermajority, the Class A Members shall make such Additional Capital Contributions to the Company, in an amount per Class A Interest, as so determined by such Supermajority vote or consent. Such Additional Capital Contributions to the Company shall, upon receipt, be credited to the respective Capital Accounts of the Class A Members. Any Class A Member who fails to make a required Additional Capital Contribution within thirty (30) days after notice thereof shall pay interest on the unpaid portion of such Additional Capital Contribution at a rate of twenty-four per cent (24%) per annum, from the date of notice until the date of receipt of full payment by the Company. The Class A Members acknowledge and agree that such interest rate is fair and reasonable, and hereby waive and agree not to assert any defense of usury or penalty in respect of such interest. No Member shall be entitled to interest on or return of any Additional Capital Contributions, except to the extent expressly provided herein and only pursuant to a Distribution authorized pursuant to Section 11.

8.4       Guaranty of Company Indebtedness. Except as otherwise expressly provided herein, the Members shall not be obligated to guarantee Company indebtedness, but may mutually agree to do so.

SECTION 9

CAPITAL ACCOUNTS

A separate Capital Account will be maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Section l.704-l(b)(2)(iv). Each Member's Capital Account will be increased by (1) the amount of money contributed by the Member to the Company; (2) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to the Member of income and gain pursuant to Section IO; and (4) with any items in the nature of income or gain that are specially allocated to such Member pursuant to the requirements of the Treasury Regulations including Sections 1.704-l(b) and 1.704-2. Each Member's Capital Account will be decreased by (1) the amount of money distributed to the Member by the Company; (2) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to the Member of expenditures described in Section 705(a)(2)(B) of the Code; (4) allocations to the Member of loss and deduction pursuant to Section IO; and (5) with any items in the nature of deduction or loss that are specially allocated to such Member pursuant to the requirements of the Treasury Regulations including Sections 1.704-l(b) and 1.704-2.

Unreimbursed cash expenditures incurred by a Member on behalf of the Company shall be treated as having been incurred directly by the Company. The Member's Capital Account shall be increased by the amount of such cash expenditures.

Upon a permitted sale or exchange of a Member's Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest.

The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and (c) and the Treasury Regulations promulgated thereunder. If, in the opinion of the Board, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section should be modified to comply with Code Section 704(b) and (c) and the Treasury Regulations thereunder, then, notwithstanding anything to the contrary contained in the preceding provisions of this Section, the Board may alter the method in which Capital Accounts are maintained, and the Board shall have the right to amend this Agreement without action by the Members to reflect any such change in the manner in which Capital Accounts are maintained; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between the Members.

No Member shall be entitled to withdraw any portion of his Capital Account except through Distribution, dissolution or upon withdrawal from the Company, in each case as provided and in accordance with the provisions herein or in the Act.

SECTION 10

ALLOCATIONS OF PROFITS AND LOSSES

10.1       Allocations Generally.

Except as provided in Section 10.2, each item of the Company's income, gain, expenses and losses or credit shall be allocated to each of the Members in accordance with their respective Membership Interests.

10.2       Allocations of Division Revenue.

Notwithstanding Section 10.1, all Division Scura Net Revenues shall be allocated to the Division Scura Member, in accordance with his respective Membership Interest, and all Division Axio Net Revenues shall be allocated to the Division Axio Members, in accordance with their respective Membership Interests.

10.3       Allocations for Expenses lncun-ed on Behalf of the Company. Notwithstanding Sections 10.1 and 10.2, in the event a Member makes cash expenditures in connection with expenses incurred on behalf of the Company, such expenditures shall be specially allocated to said Member. In the event such expenses are disallowed for tax purposes, the resulting increase in income of the Company shall be specially allocated to said Member.

SECTION 11
DISTRIBUTIONS

11.1       Annual Distributions. The Company shall, not later than December 31 of each calendar year, make Distributions to the Division Members of all cash then available in the Division Axio Operating Account and the Division Scura Operating Account, respectively, on a quarterly or other basis, either in the form of guaranteed payments or as compensation, in each case as determined by such Division Members.. Distributions under this Section 11.1 shall be offset against any amounts then owed to the Company but unpaid by the distributee.

11.2       Other Distributions. Upon approval of the Members of Division Axio or Division Scura, as the case may be, and in accordance with Sections 10.2 and 11.3, the Company shall make Distributions to the Members of such Division from time to time.

11.3       Restrictions on Distributions. Notwithstanding anything to the contrary in Sections 11 .1 and 11.2, no Distribution shall be made if, after giving effect to the Distribution: (i) the Company would not be able to pay its debts as they become due in the ordinary course of business; (ii) the fair market value of the Company's total assets would be less than the sum of its total liabilities; (iii) Axio Financial's net capital would be less than that required to be maintained by Axio Financial pursuant to Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, or any successor rule ("Rule 15c3-1"); (iv) Axio Financial would then be in violation of the aggregate indebtedness standard applicable to it as set forth in Rule 15c3-1; or (v) Axio Financial would then be in violation of any other laws, rules or regulations applicable to it.

SECTION 12

DETERMINATION OF CAPITAL ACCOUNTS AND TRANSFERS

Except as otherwise provided in this Agreement, whenever it is necessary to determine the balance in the Capital Account of any Member for purposes of this Agreement, such balance shall be determined after first giving effect to all allocations, for transactions effected before the time as of which such determination is made, of items of income and , loss and other items allocated pursuant to Section I 0, for the current year; and second, after giving effect to all Distributions or deemed Distributions for such year in respect of transactions effected before the date as of which such determination is to be made; and third, after giving effect to all allocations of the Company's items of income and loss for the transaction in question (that is, before giving effect to Distributions or deemed Distributions as a result of such transaction).

SECTION 13

ACCOUNTING-AND BANK ACCOUNTS

13.1       Tax Returns. The Company shall cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Company with all federal, state and local taxing authorities, and shall submit such returns and statements to the Board for its approval before filing. On approval thereof, the Company shall make timely filing thereof. The Company shall deliver to each Member a copy of each tax return and statement filed by the Company.

13.2       Fiscal Year. The fiscal year of the Company shall be the calendar year.

13.3       Books and Records. The books of account of the Company and the other records required to be maintained under the Act and under applicable federal securities laws and the rules of any self-regulatory organization of which the Company is a member shall be kept and maintained at all times at the Company's principal place of business.

13.4       Financial Statements. Within 120 days after the close of each fiscal year, the Company shall prepare and, upon request, furnish to each Member a report showing the operations of the Company for such fiscal year including, without limitation, such information concerning the Company as may be required by any Member for state or federal tax returns. The Company shall also prepare and file such monthly, quarterly, annual or other reports as may be required under applicable federal or state securities laws or the rules of any self-regulatory organization of which it is a member.

13.5       Access to Books of Account and Records. All Members shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account of the Company and the records required to be maintained under the Act. Such right may be exercised through any agent or employee of such Member designated by it or by an independent public accountant designated by such Member. Each such Member shall bear all expenses incurred in any examination made for such Member's account.

13.6       Bank Accounts. (a) All funds of the Company shall be deposited in the name of the Company in such bank or banks as may be deemed prudent by the Board and checks drawn on such account(s) shall require the signature of a Manager. All funds received from the operation and business of the Company shall be promptly deposited in the account(s) maintained in its name and all debts, expenses and charges shall be paid by checks drawn on such account(s). There shall be no commingling of the funds of the Company with the funds of any other entity.

(b)       The Company shall open and maintain the Division Scura Operating Account and the Division Axio Operating Account.

(c)       Division Scura Net Revenues shall_ be deposited into, and Division Scura Distributions shall be withdrawn from, the Division Scura Operating Account. Division Axio Net Revenues shall be deposited into, and Division Axio Distributions shall be withdrawn from, the Division Axio Operating Account.

13.7       Tax Matters Member. Marc L. Paley is designated as the Tax Matters Member within the meaning of Section 6231(a)(7)(A) of the Code, and in such capacity may represent the Company and its Members in an IRS audit of its income tax return. Furthermore, the Tax Matters Member is authorized and entitled, with the advice of the Company's legal counsel and accountants, to negotiate, settle and make agreements and adjustments with respect to the Company's income tax return, which shall be binding on the Company and the Members; provided, however, the Tax Matters Member will not have the authority to determine the tax policy, taxable status or tax treatment of the Company's assets, income and expenses. All such matters shall be determined by the Board.

SECTION 14

RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTEREST

AND RESIGNATION CAPITAL EVENT

14.1       Restrictions on Transfer.

a)       No Member shall sell, assign, transfer, pledge, create a security interest in or otherwise dispose of or encumber any part or all of his Interest, or resign, withdraw or disassociate himself from the Company (collectively, "Transfer"), except with the prior unanimous consent of the Board or in accordance with this Section 14. Any Transfer not in accordance with this Agreement shall be void ab initio, other than to give rise to a cause of action by the Company for the purported transferor's breach of this Agreement.

b)       A Member may Transfer all or a portion of his Interest to a spouse, ancestor, lineal descendant, existing Member, or a trust or an entity solely for the benefit of one or more of the foregoing persons; provided, however, a Transfer pursuant to this Section 14.1(b) shall be subject to all other provisions of this Section 14, except Section 14.2.

14.2.       Transferees. Any Transfer of a Membership Interest by a Person (the "Transferor") permitted hereunder, other than to an existing Member or pursuant to Section 16.1, shall be effective only to give the transferee (the "Transferee") the right to receive the share of allocations and Distributions to which the Transferor would otherwise be entitled. Thus, a transferred Interest shall have no voting rights unless and until the Transferee holder of such Interest is admitted as a substitute Member as set forth below. Unless and until a Transferee is admitted as a substituted Member, the Transferee shall have no right to exercise any of the powers, rights or privileges of a Member hereunder or under the Act. A Member who has assigned his Membership Interest shall cease to be a Member on assignment of the Member's entire Membership Interest, and thereafter shall have no further powers, rights, or privileges as a Member hereunder, but shall, unless otherwise relieved of such obligations by agreement of all of the other Members or by operation of law, remain liable for all obligations and duties as a Member. A Transferee pursuant to this Section 14.2 shall be admitted as a substituted Member when and if such Transferee satisfies each of the following requirements:

a)       The vote or consent of a Supermajority shall be required for , provided, however, such consent shall not be required for a Transfer to an existing Member or a trust or entity solely for the benefit of a Class A Member (or such Class A Member's heirs or family members);

b)       The Transferee shall expressly consent in writing to be subject to all of the provisions of this Agreement in the manner set forth in Section 16.2;

c)       The Transferor or Transferee shall have delivered to the Board a duly executed copy of the instrument making such Transfer, and such other documents or instruments as the Board may reasonably request, including, without limitation, an opinion of counsel if required by the Company pursuant to Section 14.3; and

d)       The Transferor or the Transferee shall have paid all reasonable legal fees and costs of the Company in connection with the Transferee's admission as a substitute Member.

14.3.       Securities Laws. In addition to the other restrictions on Transfer of Interests in this Agreement, all sales or other Transfers of Interests must fully comply with all federal and state securities laws. In connection with the Transfer of any Interest in the Company, except in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act") or an exemption pursuant to Rule 144 promulgated thereunder (or any similar rule then in effect), the Transferor shall, upon the Company's request and at the sole expense of the Transferor, deliver to the Company an opinion of counsel who (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer may be effected without registration under the Securities Act and applicable state securities laws. Moreover, any such Transfer shall be effected only in accordance with the rules of any self-regulatory organization of which the Company is a member.

14.4.       Death. Disability, Withdrawal or Termination.

a)       Upon the death or Disability (as defined below) of a Member, the holder(s) of such Member's Membership Interest (whether one or more, collectively, the "Holder") shall not constitute or become a substituted Member except upon the vote or consent of a Supermajority. Absent such consent, the remaining terms of this Section 14.4 shall apply.

b)       A Member may, at any time, deliver to the Company written notice of such Member's decision to withdraw from the Company, as provided herein and subject to the terms hereof. The Company may, at any time and only upon the vote or consent of a Supermajority, deliver to any Member written notice of termination of such Member from the Company, for any or no reason, as provided herein and subject to the terms hereof. Notwithstanding the foregoing, the Division Scura Member and the Class A Members may not be terminated or removed except in the case of fraud, gross negligence, or willful misconduct..

c)       A Member who has withdrawn or been terminated from the Company, or the holder of the Interest of a Member who has become deceased or Disabled (as the case may be) is referred to herein as a "Separating Member", a "Separating Class A Member" or a "Separating Class B Member", as the context requires; a "Separation Event" shall mean the Separating Member's death, disability, withdrawal or termination; and the "Separation Event Date" shall mean, as the case may be, (i) the date of death or determination of Disability of the Separating Member or (ii) thirty (30) days after the date of delivery of written notice of the Separating Member's withdrawal or termination.

d)       Upon a Separation Event: (i) the Separating Member shall, effective as of the Separation Event Date, be deemed to have resigned any and all positions held by the Separating Member in the Company or Axio Financial, including, without limitation, as an officer or manager of the Company or Axio Financial, and as a registered representative of Axio Financial; (ii) the Separating Member shall receive a return of the Separating Member's Capital Account, if any (and, if applicable, the Separating Member's Axio Financial Capital Account) on the Separation Event Date, either in cash or in the form of a Separation Note (or some combination thereof), at the sole election of the Company; (iii) in the event the Separating Member is Marc L. Paley or Fred Lucier, then the continuing Division Axio Member shall automatically replace such Separating Member (including in the capacity as Manager of the Company and as Division Axio Member of Axio Financial); and (iv) a Separating Class B Member shall be permitted to retain his or her right to receive his or her pro rata share of Distributions (including upon consummation of a Capital Event) after the Separation Event Date, provided that such Separating Class B Member (X) has not committed fraud, gross negligence, or willful misconduct as determined in good faith by the vote or consent of a Supermajority or (Y) is not engaged and does not, at any time prior to such Distributions, engage in any Competitive Activity.

e)       For purposes of this Agreement, a Member shall be deemed "Disabled" upon the determination of permanent and total disability, or mental incapacity, by a physician acceptable to the Company.

14.5.       Capital Event; Drag Along and Tag Along.

a)       If a Capital Event is consummated then, upon the vote or consent of a Supermajority, all other Members ("Dragged Members") shall be required to sell all or a pro rata portion of such Member's Membership Interest (as the case may be), for the same pro rata net consideration to be received by the Class A Members in connection with such Capital Event, provided, however, that (i) such consideration payable to all of the Members pro rata shall be of the same kind as payable to the Class A Members, whether in cash, stock, options, or other securities or intangible personal property, or some combination thereof and (ii) provided that the Division Scura Member's Membership Interest is not less than 1.0% immediately prior to consummation of a Capital Event, the pro rata net consideration payable to the Division Scura Member shall not be less than the sum of two hundred thousand dollars ($200,000) or, in the case of in-kind or non-cash consideration, the equivalent value thereof as determined by the designated valuation of the Membership Interests pursuant to such Capital Event. The Dragged Members shall be subject to the terms and conditions of the Capital Event, as noticed to them in writing not less than ten (I 0) days prior to consummation of such Capital Event. The Dragged Members shall execute such documents and instruments, enter into such agreements, and make such customary representations and warranties, and take such other actions, in all cases as may be reasonably requested by the Class A Members in connection with such Capital Event. The Dragged Members right to receive consideration as a result of a Capital Event is expressly conditioned upon consummation of such Capital Event.

b)       If the Class A Members elect to consummate a Capital Event then the Division Scura Member shall have the right (but no obligation) to participate in such Capital Event on a pro rata basis with the Class A Members. The Class A Members shall furnish to the Division Scura Member written notice of a Capital Event not less than thirty (30) days prior to the actual or anticipated closing date thereof, along with a summary of the material terms of such Capital Event (including consideration, any restrictive covenants and other material terms or conditions). The Division Scura Member shall deliver to the Class A Members notice of his tag along election not later than ten (10) days prior to the scheduled or anticipated closing of such Capital Event (which notice shall be irrevocable). Upon such election, (i) the Division Scura Member shall be entitled to receive the same pro rata consideration to be received by the Class A Members, provided, however that the pro rata consideration paid to the Division Scura Member shall not be less than the sum of two hundred thousand dollars ($200,000); (ii) the Division Scura Member shall be subject to the terms and conditions of the Capital Event; and (iii) the Division Scura Member shall execute such documents and instruments, enter into such agreements, and make such customary representations and warranties, and take such other actions, in all cases as may be reasonably requested by the Class A Members in connection with such Capital Event. The Division Scura Member's right to receive consideration as a result of a Capital Event is expressly conditioned upon consummation of such Capital Event.

SECTION 15

DISSOLUTION AND WINDING UP

15.1       Events Causing Dissolution. The Company will be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

a)       The vote or consent of a Supermajority to dissolve the Company; or

b)       The entry of a decree of judicial dissolution or an administrative dissolution under the Act.

The death, resignation, withdrawal, retirement, termination, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event that terminates the continued membership of a Member in the Company shall not of itself dissolve the Company.

15.2       Winding Up.

a)       Winding Up Procedures. If the Company is dissolved, then the Board shall proceed to wind up the affairs of the Company. During the period beginning with dissolution of the Company and ending with the liquidation of the Company and the termination of this Agreement, the business affairs of the Company shall be conducted by the Board. During such period, the business and affairs of the Company shall be conducted so as to preserve the assets of the Company and maintain the status thereof which existed immediately before such dissolution. If any non-cash assets of the Company are sold by the Company, the purchaser may be a Member or a Manager or a group in which any Member or Manager may have an interest.

b)       Distributions in Liquidation.

(1)       Upon the dissolution and winding up of the affairs of the Company, and in accordance with Section 10.2 of this Agreement, the proceeds of liquidation shall be applied and distributed in the following order of priority:

(i)       to the payment of all expenses of the dissolution, winding up and liquidation;

(ii)       to the payment of all debts and liabilities of the Company or to which the Company assets are subject in the order of priority as provided by law;

(iii)       to the creation of such cash reserves as the Board reasonably may deem necessary or as may be required by applicable law, for any contingent, unliquidated or unforeseen liabilities or obligations of the Company;

(iv)       to the Division Axio Members and the Division Scura Member, respectively, up to the positive balance in the Division Axio Operating Account and the Division Scura Operating Account, respectively; and

(v)       to the Class B Members, m proportion to and up to the positive balance in their respective Capital Accounts.

Any cash reserves established pursuant to Section 15.2(b)(1)(iii) shall be deposited in an appropriate account for such purposes, and when the Board determines that all contingent, unliquidated or unforeseen liabilities have been paid or otherwise satisfied, the balance of such reserve shall be distributed in accordance with the provisions of Section 15.2(b)(l)(iv) and (v).

(2)       A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities as to creditors.

(3)       Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and any return of his Capital Contributions thereto and share of profits or losses thereof, and shall have no recourse therefor (on dissolution or otherwise) against any other Member.

c)       Final Reports. Within ninety (90) days after the complete liquidation of the Company, the Board shall furnish to the Members a financial statement for the period from the first day of the then current fiscal year through the date of such complete liquidation prepared by the Company's accountants. Such statement shall include a Company statement of operations for such period and a Company balance sheet as to the date of such complete liquidation.

15.3       Waiver of Right to Court Decree of Dissolution. The Members agree that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve this Company except for an action to enforce this Section 15. Care has been taken in this Agreement to provide what the Members feel are fair and just payments to a Separating Member. Accordingly, each Member accepts the provisions of this Agreement as to its sole entitlement on termination of his Interest in the Company. Each Member hereby waives and renounces his right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company except for an action to enforce this Section 15.

SECTION 16

ADDITIONAL AND SUBSTITUTE MEMBERS

16.1       Admission of New Members. From the date of the formation of the Company, upon the vote or consent of a Supermajority, any Person may, subject to the terms and conditions of this Agreement, become an additional Member in this Company by the issuance of new Interests for such consideration as the Board shall determine. The terms of admission or issuance shall specify the Membership Interest applicable thereto and may provide for the creation of different classes or groups of Interests having different rights, powers and duties. The creation of any new class or group shall be reflected in an amendment to this Agreement. Any such additional Member must agree in writing to be bound by the terms of this Agreement in the manner set forth in Section 16.2 before becoming a Member.

16.2       Consent. Any consent to be subject to this Agreement shall be made in writing, in substantially the following form:

Consent to Operating Agreement. In consideration of the [issuance] [transfer] to the undersigned of a ___% Membership Interest in the Company, comprised of ___ Class [A][B] Membership Interests, the undersigned does hereby consent to become a party to and be governed by all the terms of the Third Amended and Restated Operating Agreement by and among the Members of the Company, dated as of February 12, 2018, as may be amended (the "Agreement"). For purposes of the Agreement, I shall be considered a Class [A][B] Member, as defined therein.

16.3       Allocations to New Members. No additional or substitute Member shall be entitled to any retroactive allocation of losses, income or expense deductions of the Company. The Board may, at its option, at the time an additional or substitute Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to an additional or substitute Member for that portion of the Company's tax year in which an additional or substitute Member was admitted, in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

SECTION 17

NOTICES

All notices and other communications required or permitted under this Agreement shall be in writing and may be sent by certified U.S. mail, return receipt requested, postage prepaid, overnight air courier, facsimile, or personal delivery to the Members at their addresses as shown from time to time on the records of the Company. Any Member may specify a different address by notifying the Company in writing of such different address. Such notices shall be deemed given (i) three days after mailing, (ii) the day after deposit with an overnight air courier, or (iii) when delivered in person or transmitted by fax machine (confirmation of transmission received), as the case may be.

SECTION 18

MISCELLANEOUS

18.1       Amendment. This Agreement shall be amended only upon the vote or consent of a Supermajority , provided that: (a) prior to the Outside Date no such amendment shall impair or reduce the rights of Division Scura or the Division Scura Member, without the Scura Member's prior written consent, and (b) from and after the Outside Date, the Class A Members shall have the right, , at any time and from time to time, in their sole and absolute discretion and upon the vote or consent of a Supermajority, to impair, reduce or eliminate any or all rights of Division Scura and the Division Scura Member except that (i) the Division Scura Member's tag along rights set forth in Section 14.5(b) shall not be impaired, reduced or terminated except with the written consent of the Division Scura Member and (ii) the Division Scura Member may not be terminated or removed as a Member except pursuant to Section l 4.4(b). Notwithstanding the foregoing, Schedule A shall be amended by the Board from time to time to reflect the then current status of the information contained thereon (including, without limitation, any full or partial distributions made pursuant to Section 11.2 (D), (F) or (1)).

18.2       lnurement. This Agreement shall be binding on, and inure to the benefit of, all parties hereto, their successors and assigns to the extent, but only to the extent, that assignment is made in accordance with, and permitted by, the provisions of this Agreement.

18.3       Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, except for the Services Sharing Agreement, dated the even date herewith, between the Company and Scura Partners, LLC (the "Services Sharing Agreement").. Without limiting the foregoing, this Agreement fully replaces and supersedes in all respects any prior operating agreements of the Company (including, without limitation, the Operating Agreement of Scura, Rise & Partners, LLC, dated as of June 1, 2001), which prior operating agreements are null and void.

This Agreement and the Services Sharing Agreement shall be interpreted and applied consistently so as to give full effect to all terms and provisions herein and therein, provided, however that in the event of a direct conflict, the terms and provisions of this Agreement shall prevail.

18.4       Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles that would or may require the application of the laws of a different jurisdiction.

18.5       Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

18.6       Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected hereby.

18.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.8       Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by the other in the performance of obligations hereunder shall be deemed or construed to be a consent or waiver of any other obligations of such Member hereunder. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member, of its rights hereunder.

18.9       Company Losses Due to Member's Litigation. If the Company is made a party to any litigation or otherwise incurs any losses or expenses as a result of or in connection with any Member's obligations or liabilities unconnected with the Company's business, then such Member shall reimburse the Company for all such expenses incurred, including attorneys' fees, and the interest of such Member in the Company may be charged therefor.

18.10       Equitable Remedies. The rights and remedies of the Members hereunder shall not be mutually exclusive, i.e., the exercise of rights granted under any provisions hereof shall not preclude the exercise of any other provisions hereof. The Members confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this subsection to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the 14th day of March, A.D. 2018.

BY: Axio Group LLC, as Sole Member

By:	/s/ Marc Paley
Name:	Marc Paley
Title:	Chief Executive Officer and President